SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 SCHEDULE 13G/A
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)
                                (AMENDMENT NO. 2)*


                         REGENERON PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   75886F 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).




                                                                    Page 1 of 13
                                                        Exhibit Index on Page 13

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CUSIP NO. 75886F 10 7               13G/A           PAGE 2 ---- of ---- 13 PAGES
---------------------                               ----------------------------

--------------------------------------------------------------------------------
1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Kedge Capital Funds Limited, Special Situations 1 Fund
--------------------------------------------------------------------------------
2             Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
3             SEC  Use  Only

--------------------------------------------------------------------------------
4             Citizenship  or  Place  of  Organization

              Jersey (Channel Islands)
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power

                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power

                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power

                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power

   Each             4,000,000

 Reporting

Person With
--------------------------------------------------------------------------------
9             Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
10            Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
11            Percent  of  Class  Represented  by  Amount  in  Row  (9)

              7.6%
--------------------------------------------------------------------------------
12            Type  of  Reporting  Person  (See  Instructions)

              CO
--------------------------------------------------------------------------------

---------------------                               ----------------------------
CUSIP NO. 75886F 10 7               13G/A           PAGE 3 ---- of ---- 13 PAGES
---------------------                               ----------------------------

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Feldon Invest SA
--------------------------------------------------------------------------------
2             Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
3             SEC  Use  Only

--------------------------------------------------------------------------------
4             Citizenship  or  Place  of  Organization

              Panama
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power

                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power

                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power

                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power

   Each             4,000,000

 Reporting

Person With
--------------------------------------------------------------------------------
9             Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
10            Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
11            Percent  of  Class  Represented  by  Amount  in  Row  (9)

              7.6%
--------------------------------------------------------------------------------
12            Type  of  Reporting  Person  (See  Instructions)

              CO
--------------------------------------------------------------------------------

---------------------                               ----------------------------
CUSIP NO. 75886F 10 7               13G/A           PAGE 4 ---- of ---- 13 PAGES
---------------------                               ----------------------------

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Emfeld Ltd
--------------------------------------------------------------------------------
2             Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
3             SEC  Use  Only

--------------------------------------------------------------------------------
4             Citizenship  or  Place  of  Organization

              Cayman Islands
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power

                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power

                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power

                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power

   Each             4,000,000

 Reporting

Person With
--------------------------------------------------------------------------------
9             Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
10            Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
11            Percent  of  Class  Represented  by  Amount  in  Row  (9)

              7.6%
--------------------------------------------------------------------------------
12            Type  of  Reporting  Person  (See  Instructions)

              CO
--------------------------------------------------------------------------------

---------------------                               ----------------------------
CUSIP NO. 75886F 10 7               13G/A           PAGE 5 ---- of ---- 13 PAGES
---------------------                               ----------------------------

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Bertarelli & Cie
--------------------------------------------------------------------------------
2             Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
3             SEC  Use  Only

--------------------------------------------------------------------------------
4             Citizenship  or  Place  of  Organization

              Switzerland
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power

                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power

                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power

                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power

   Each             4,000,000

 Reporting

Person With
--------------------------------------------------------------------------------
9             Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
10            Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
11            Percent  of  Class  Represented  by  Amount  in  Row  (9)

              7.6%
--------------------------------------------------------------------------------
12            Type  of  Reporting  Person  (See  Instructions)

              OO
--------------------------------------------------------------------------------

---------------------                               ----------------------------
CUSIP NO. 75886F 10 7               13G/A           PAGE 6 ---- of ---- 13 PAGES
---------------------                               ----------------------------

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Ernesto Bertarelli
--------------------------------------------------------------------------------
2             Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
3             SEC  Use  Only

--------------------------------------------------------------------------------
4             Citizenship  or  Place  of  Organization

              Switzerland
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power

                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power

                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power

                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power

   Each             4,000,000

 Reporting

Person With
--------------------------------------------------------------------------------
9             Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
10            Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
11            Percent  of  Class  Represented  by  Amount  in  Row  (9)

              7.6%
--------------------------------------------------------------------------------
12            Type  of  Reporting  Person  (See  Instructions)

              IN
--------------------------------------------------------------------------------

---------------------                               ----------------------------
CUSIP NO. 75886F 10 7               13G/A           PAGE 7 ---- of ---- 13 PAGES
---------------------                               ----------------------------


ITEM 1(a).     NAME OF ISSUER:

               Regeneron Pharmaceuticals, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               777 Old Saw Mill River Road
               Tarrytown, New York 10591-6707

ITEM 2(a).     NAMES OF PERSONS FILING:

               This statement is being filed jointly by:

               (i)       Kedge Capital Funds Limited, Special Situations 1 Fund,
                    a Jersey (Channel Islands) corporation, the holder of an aggregate of 4,000,000 shares of the issuer's common stock, par value $0.001.

               (ii)      Feldon Invest SA, a Panamanian stock company, which,
                    along with other entities controlled directly or indirectly by Ernesto Bertarelli, holds all of the issued and outstanding voting stock of Kedge Capital Funds Limited, Special Situations 1 Fund;

               (iii)     Emfeld Ltd, a Cayman Islands stock company, which is
                    the holder of all of the issued and outstanding capital stock of Feldon Invest SA;

               (iv)      Bertarelli & Cie, a societe en commandite par actions
                    organized under the laws of Switzerland, which is the holder of all of the issued and outstanding capital stock of Emfeld Ltd; and

               (v)       Ernesto Bertarelli, an individual, who, as President
                    and Managing Director of Bertarelli & Cie, controls that entity.


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:


               For Kedge Capital Funds Limited, Special Situations 1 Fund:
               Lord Coutanche House
               66-68 Esplanade
               St. Helier
               Jersey (Channel Islands)
               JE4 5YQ

               For Feldon Invest SA:
               Urbanizacion Obarrio
               Swiss Bank Building
               53rd Street
               Panama City, Panama

               For Emfeld Ltd:
               One Capital Place
               Second Floor
               P.O. Box 1787
               George Town, Grand Cayman, Cayman Islands

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CUSIP NO. 75886F 10 7               13G/A           PAGE 8 ---- of ---- 13 PAGES
---------------------                               ----------------------------


               For Ernesto Bertarelli and Bertarelli & Cie:
               c/o Kedge Capital (Suisse) SA
               2, Chemin des Mines
               CH-1202 Geneva
               Switzerland

ITEM 2(c).     CITIZENSHIP:

               Kedge Capital Funds Limited, Special Situations 1 Fund: A corporation organized under the laws of Jersey (Channel Islands)

               Feldon Invest SA: A stock company organized under the laws of Panama

               Emfeld Ltd: A stock company organized under the laws of the Cayman Islands

               Bertarelli & Cie: A societe en commandite par actions organized under the laws of Switzerland

               Ernesto Bertarelli: Switzerland

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $0.001 per share


ITEM 2(e).     CUSIP NUMBER:

               75886F 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.

ITEM 4.     OWNERSHIP.

     The ownership percentage set forth below is based on 52,910,539 shares of common stock outstanding as of October 31, 2003, as reported in the issuer's quarterly report on Form 10-Q dated November 12, 2003.

     With respect to Kedge Capital Funds Limited, Special Situations 1 Fund:

          (a)  Amount beneficially owned: 4,000,000

          (b)  Percent of class: 7.6%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote: N/A

               (ii) Shared power to vote or to direct the vote: 4,000,000

               (iii) Sole power to dispose or to direct the disposition of: N/A

               (iv) Shared power to dispose or to direct the disposition of:
                    4,000,000

     With respect to Feldon Invest SA:

---------------------                               ----------------------------
CUSIP NO. 75886F 10 7               13G/A           PAGE 9 ---- of ---- 13 PAGES
---------------------                               ----------------------------


          (a)  Amount beneficially owned: 4,000,000

          (b)  Percent of class: 7.6%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote: N/A

               (ii) Shared power to vote or to direct the vote: 4,000,000

               (iii) Sole power to dispose or to direct the disposition of: N/A

               (iv) Shared power to dispose or to direct the disposition of:
                    4,000,000

     With respect to Emfeld Ltd:

          (a)  Amount beneficially owned: 4,000,000

          (b)  Percent of class: 7.6%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote: N/A

               (ii) Shared power to vote or to direct the vote: 4,000,000

               (iii) Sole power to dispose or to direct the disposition of: N/A

               (iv) Shared power to dispose or to direct the disposition of:
                    4,000,000

     With respect to Bertarelli & Cie:

          (a)  Amount beneficially owned: 4,000,000

          (b)  Percent of class: 7.6%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote: N/A

               (ii) Shared power to vote or to direct the vote: 4,000,000

               (iii) Sole power to dispose or to direct the disposition of: N/A

               (iv) Shared power to dispose or to direct the disposition of:
                    4,000,000

     With respect to Ernesto Bertarelli:

          (a)  Amount beneficially owned: 4,000,000

          (b)  Percent of class: 7.6%

          (c)  Number of shares as to which the person has:

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CUSIP NO. 75886F 10 7               13G/A          PAGE 10 ---- of ---- 13 PAGES
---------------------                              -----------------------------


               (i)  Sole power to vote or to direct the vote: N/A

               (ii) Shared power to vote or to direct the vote: 4,000,000

               (iii) Sole power to dispose or to direct the disposition of: N/A

               (iv) Shared power to dispose or to direct the disposition of:
                    4,000,000

---------------------                              -----------------------------
CUSIP NO. 75886F 10 7               13G/A          PAGE 11 ---- of ---- 13 PAGES
---------------------                              -----------------------------


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 75886F 10 7               13G/A          PAGE 12 ---- of ---- 13 PAGES
---------------------                              -----------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2004


                                 KEDGE CAPITAL FUNDS LIMITED, SPECIAL
                                 SITUATIONS 1 FUND


                                   /s/ Thomas J. Plotz
                                 ----------------------------------------
                                 By:  Thomas J. Plotz
                                 Title:  Attorney-in-Fact


                                 FELDON INVEST SA

                                   /s/ Thomas J. Plotz
                                 ----------------------------------------
                                 By:  Thomas J. Plotz
                                 Title:  Attorney-in-Fact


                                 EMFELD LTD


                                   /s/ Thomas J. Plotz
                                 ----------------------------------------
                                 By:  Thomas J. Plotz
                                 Title:  Attorney-in-Fact


                                 BERTARELLI & CIE


                                   /s/ Thomas J. Plotz
                                 ----------------------------------------
                                 By:  Thomas J. Plotz
                                 Title:  Attorney-in-Fact



                                   /s/ Ernesto Bertarelli*
                                 ----------------------------------------
                                           Ernesto Bertarelli



* By:     /s/ Thomas J. Plotz
      -----------------------------------------
          Thomas J. Plotz, Attorney-in-Fact

---------------------                              -----------------------------
CUSIP NO. 75886F 10 7               13G/A          PAGE 13 ---- of ---- 13 PAGES
---------------------                              -----------------------------

                                    EXHIBITS


*1.   Power of Attorney of Feldon Invest SA

*2.   Power of Attorney of Emfeld Ltd

*3.   Power of Attorney of Bertarelli & Cie

*4.   Power of Attorney of Ernesto Bertarelli

**5.  Joint Filing Agreement Pursuant to Rule 13d-1(k)(1)

**6.  Power of Attorney of Kedge Capital Funds Limited, Special Situations 1
      Fund

*Previously filed as an exhibit to the Schedule 13G filed by Feldon Invest SA, Emfeld Ltd., Bertarelli & Cie and Ernesto Bertarelli with the Securities and Exchange Commission on April 2, 2001 and incorporated herein by reference.

** Previously filed as an exhibit to the Schedule 13G/A filed by Kedge Capital Funds Limited, Special Situations 1 Fund, Feldon Invest SA, Emfeld Ltd., Bertarelli & Cie and Ernesto Bertarelli with the Securities and Exchange Commission on September 4, 2002 and incorporated herein by reference.